SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.        )

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AMERIGON INCORPORATED

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Amerigon Incorporated

500 Town Center Drive

Suite 200

Dearborn, MI 48126-2716

NOTICE OF ANNUAL MEETING

Dear Stockholder:

On Thursday, May 22, 2003, Amerigon Incorporated, a California corporation (the “Company”, “we”, “our” or “us”), will hold its 2003 Annual Meeting at its offices in Dearborn, Michigan located at 500 Town Center Drive, Suite 200, Dearborn, MI 48126-2716. The meeting will begin at 1:00 p.m. (local time).

Only holders who owned common stock or Series A preferred stock at the close of business on the record date, March 28, 2003, can vote at the Annual Meeting or any adjournments that may take place. At the Annual Meeting, you will be asked to consider and act on the following matters:

1.  The election of directors to the Board of Directors; and

2.  Such other business as may properly be presented at the meeting.

The Board of Directors recommends that you vote in favor of the proposal outlined in this proxy statement.

A copy of our 2002 Annual Report, which includes audited financial statements for the year ended December 31, 2002, is being mailed with this proxy statement. The approximate date of mailing for these proxy materials is April 25, 2003.

By order of the Board of Directors,

Sandra L. Grouf

Secretary

April 25, 2003

i

QUESTIONS AND ANSWERS

1.	Q:	What am I voting on?
	A:	You are being asked by the Board of Directors to vote on the election of nominees to serve on the Board of Directors.

This matter is summarized beginning on page 4 and discussed more fully beginning on page 5.

2.	Q:	How does the Board of Directors recommend I vote on the proposal?
	A:	The Board of Directors recommends a vote FOR each of its nominees to serve on the Board of Directors.

3.	Q:	Who is entitled to vote?
	A:	Each common stockholder and each Series A preferred stockholder as of the close of business on the record date, March 28, 2003, is entitled to vote at the Annual Meeting.

4.	Q:	How do I vote?
A:

Complete, sign and date each proxy card you receive and return it in the prepaid envelope so that we receive it before the meeting, or, if you are the registered owner of the shares on the record date, attend the meeting and vote in person. You have the right to revoke your proxy at any time before the meeting by:

(1) notifying Sandra L. Grouf, Secretary of the Company in writing at 500 Town Center Drive, Suite 200, Dearborn, MI 48126-2716; or

(2) returning a later-dated proxy card to Sandra L. Grouf, Secretary of the Company in writing at 500 Town Center Drive, Suite 200, Dearborn, MI 48126-2716.

Your attendance at the meeting will not have the effect of revoking any proxy you have given unless you give written notice of revocation to our Secretary before the proxy is voted.

6.	Q:	Is my vote confidential?
A:

Proxy cards, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed except: (1) as needed to permit U.S. Stock Transfer Corporation to verify the validity of proxies, and to tabulate and certify the vote; (2) as required by law; or (3) in limited circumstances, such as a proxy contest in opposition to the Board of Directors.

7.	Q:	How do I make sure my vote is counted?
	A:	Whether or not you plan to attend the meeting, complete, date and sign each proxy card you receive and return it as promptly as possible so it is received before the meeting.

8.	Q:	What does it mean if I get more than one proxy card?
A:

If your shares are registered differently or are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted. Whenever possible, we encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting our transfer agent, U.S. Stock Transfer Corporation, at 1745 Gardena Avenue, Suite 200, Glendale, California 91204, telephone number (818) 502-1404.

9.	Q:	What is required to elect Directors?
A:

As of the record date, 10,771,230 shares of common stock and 9,000 shares of Series A preferred stock were issued and outstanding. Each common stockholder is entitled to one vote for each share held. Each preferred stockholder is entitled to one vote for each share of common stock into which a share of Series A preferred stock could have been converted on the record date. As of the record date, the preferred stockholders were entitled to convert their shares into 5,373,134 shares of common stock.

Other than with respect to the election of directors, the preferred stockholders are entitled to vote together with the common stockholders as a single class with respect to any proposal upon which the common stockholders have the right to vote.

Once a quorum has been established, the five nominees who receive the most votes of the preferred stockholders and the two nominees who receive the most votes of the common stockholders will be elected directors.

If a broker indicates on its proxy that it does not have discretionary authority to vote on a particular matter, the affected shares will be treated as not present and not entitled to vote with respect to that matter, even though the same shares are considered present for quorum purposes and will be entitled to vote on other matters. Withheld votes will not be deemed votes in determining which nominee receives the most votes. In the absence of instructions, shares represented by valid proxies will be voted as recommended by the Board of Directors.

10.	Q:	What is a “quorum”?
A:

A “quorum” is a majority of the outstanding shares entitled to vote. They may be present or represented by proxy. For the purposes of determining a quorum, shares held by brokers or nominees who return signed and dated proxy cards will be treated as present even if the broker or nominee does not have discretionary power to vote on a particular matter or if instructions were never received from the beneficial owner. These shares are called “broker non-votes.” Abstentions will be counted as present for quorum purposes.

11.	Q:	Can I cumulate my votes for directors?
A:

You can cumulate votes (i.e., cast a number of votes greater than the number of your shares) for directors if (1) the nominee’s or nominees’ names were placed in nomination prior to the election and (2) you gave us notice prior to the commencement of voting of your intention to cumulate votes. As of the date of this proxy statement, we have not received this notice from any stockholders. If you decide to cumulate your votes, and you give us notice of your decision in time, you will be entitled to cast a number of votes equal to the number of shares you hold multiplied by two (the number of directors to be elected) in the case of the common stockholders or the number of shares of common stock into which the shares of preferred stock you hold are convertible multiplied by five in the case of the preferred stockholders. You may then decide to cast these votes for a single nominee or to distribute your votes among two or more nominees.

12.	Q:	How will voting on any other business be conducted?
A:

Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is presented at the Annual Meeting, your signed proxy card gives authority to William J. Wills, Chief Financial Officer of the Company, and Sandra L. Grouf, Secretary of the Company, to vote on such matters at their discretion.

13.	Q:	When are shareholder proposals for the 2004 Annual Meeting due?
A:

All shareholder proposals to be considered for inclusion in next year’s proxy statement and form of proxy must be submitted in writing to Sandra L. Grouf, Corporate Secretary, Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, Michigan 48126-2716 by December 27, 2003. Any proposal received after this date will be considered untimely. We must receive notice at the same address of all shareholder proposals to be presented at the 2004 Annual Meeting, but not submitted for inclusion in our proxy statement and form of proxy, by March 11, 2004 to be considered timely. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the shares represented by such proxies at their discretion. Any proposal must comply with the federal securities laws.

14.	Q:	Who is soliciting my proxy?
	A:	This solicitation is being made by the Board of Directors on behalf of the Company.

15.	Q:	Who bears the cost of this proxy solicitation, and are there any paid solicitors?
A:

We will bear the entire cost of soliciting proxies in the enclosed form. We may supplement our solicitation of proxies by mail with telephone, telegraph or personal solicitation by our officers or other regular employees. We will not pay any additional compensation to them for these services. We have also hired U.S. Stock Transfer Corporation to assist in the distribution of proxy materials and solicitation of votes for $3,200, plus estimated out-of-pocket expenses of $500. We also reimburse brokerage houses and other custodians, nominees and fiduciaries upon request for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

PROPOSAL YOU MAY VOTE ON

Election of Directors.

There are seven nominees for election this year. Detailed information on each nominee is provided beginning on page 5.

The preferred stockholders will elect five nominees to the Board of Directors. We have nominated Francois J. Castaing, John W. Clark, Oscar B. Marx, III, Paul Oster and James J. Paulsen for election as directors by the preferred stockholders.

The common stockholders will elect two nominees to the Board of Directors. We have nominated Dr. Lon E. Bell and Daniel R. Coker for election as directors by the common stockholders.

All directors are elected annually and normally serve a one-year term until the next annual meeting. If any of the nominees become unavailable to stand for re-election at the Annual Meeting, the Board of Directors may designate a substitute. Proxies not withholding votes for the original nominee will be cast for the substitute.

The Board of Directors unanimously recommends a vote FOR each of these nominees.

NOMINEES FOR THE BOARD OF DIRECTORS

(Proposal on the Proxy Card)

The following table sets forth certain information regarding the nominees for election to the Board of Directors for a one-year term.

The two preferred stockholders, Big Beaver Investments LLC and Westar Capital II, LLC, have an agreement allocating the five seats on the Board of Directors to be elected by the preferred stockholders. Pursuant to the agreement, they have agreed to vote their shares of preferred stock to elect as directors two persons selected by Big Beaver, two persons selected by Westar Capital, and one person they jointly select who is an expert in the automotive industry. Mr. Marx and Mr. Oster were selected by Big Beaver, Mr. Clark and Mr. Castaing were selected by Westar Capital, and Mr. Paulsen is the jointly selected automotive expert. We have nominated these five persons for the five seats on the Board of Directors to be elected by the preferred stockholders.

We have nominated Dr. Bell and Mr. Coker for the two seats on the Board of Directors to be elected by the common stockholders. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Name	Age	Last Five Years	Director Since
Lon E. Bell, Ph.D.	62

Founded the Company in 1991 and has served as Vice Chairman of the Board of Directors since 1999. From the Company’s formation, Dr. Bell served as Director of Technology until 2000, Chairman of the Board and Chief Executive Officer until 1999, and President until 1997. Dr. Bell is currently President of BSST, LLC, the Company’s research and development subsidiary. Previously, Dr. Bell co-founded Technar Incorporated, which developed and manufactured automotive components. Dr. Bell served as Technar’s Chairman and President until selling majority ownership to TRW Inc. in 1986. Dr. Bell continued managing Technar, then known as TRW Technar, as its President until 1991. Dr. Bell received a bachelor’s degree in mathematics in 1962, a master’s degree in rocket propulsion in 1963, and a Ph.D. in mechanical engineering in 1968 from the California Institute of Technology.

			1991

Francois J. Castaing	57

Retired in 2000 as technical advisor to the Chairman of DaimlerChrysler Corporation. Prior to his retirement, Mr. Castaing spent thirteen years with Chrysler Corporation running Chrysler International Operations outside of North America. From 1980 to 1987, Mr. Castaing was with American Motors where he was Vice President of Engineering and later Group Vice President Product and Quality, until Chrysler acquired that company. Mr. Castaing began his career with Renault as Technical Director for Renault Motorsport Programs. Mr. Castaing is Chairman of the Detroit Science Center, Chairman Emeritus of the French American Chamber of Commerce, Michigan Chapter and Chairman of the French American Automotive Business Association.

			2001

Name	Age	Last Five Years	Director Since
John W. Clark	58	Managing Member of Westar Capital LLC, a private equity investment company, since 1995. From 1990 to May 1995, Mr. Clark was a private investor. Prior to 1990, he was President of Valentec International Corporation, a producer of metal and electronic components for military and commercial products. Mr. Clark is a director of All Post, Inc., Doskocil Manufacturing Company, Inc., Harper Leather Goods, Inc., Southland Windows, Inc., Igloo Products Corp., Verteq, Inc., Tecstar, Inc., and Soff-Cut International, Inc.	1996

Daniel R. Coker	49	Appointed President and Chief Executive Officer in March 2003. Prior to becoming President and CEO of Amerigon, Mr. Coker served as Vice President of Sales and Marketing since joining Amerigon in March 1996. Previously, he worked with Arvin, Inc., a tire pressure sensor manufacturer, from 1986 through 1995 as Vice President and General Manager of North American Operations. Mr. Coker received his bachelor’s degree from Tennessee Technological University in 1974.	2003

Oscar B. Marx, III	64

Chairman of the Board since 1999 and Chief Executive Officer from October 2001 through March 2003. Prior to becoming CEO of Amerigon, Mr. Marx served as President and CEO of TMW Enterprises, a private investment firm located in Troy, Michigan, since 1995. In 1994, Mr. Marx was President and Chief Executive Officer of Electro-Wire Products, a significant tier one electrical distribution systems supplier to the automotive industry. Mr. Marx retired from Ford Motor Company in 1994 as Vice President of its Automotive Components Group (currently known as Visteon), with revenues of $11 billion at the time he was responsible for the operation. Mr. Marx is a director of Tesma International, Inc., Parametric Technology Corporation, and SMTEK International, Inc. He also is a director of Pullman Industries, Inc., EcoAir, Inc., and Vehicular Technologies, Inc.

			1999
Paul Oster	46	Chief Financial Officer of TMW Enterprises since 1995. Prior to becoming Chief Financial Officer at TMW, Mr. Oster was Corporate Controller of Electro-Wire Products, a major supplier of electrical distribution systems to the automotive industry. Mr. Oster is also a Certified Public Accountant, having previously worked for Price Waterhouse and Ernst and Whinney. Mr. Oster is a director of Pullman Industries, Inc.	1999

James J. Paulsen	63	Retired Ford Motor Company senior executive. Until his retirement in 1995, he served as President of Ford’s China Operations, initiating Ford’s entry into the China market. He was also Executive Director of the Corporate Quality Control Office reporting to the company President. He had also been General Manufacturing Manager for several of Ford’s major component divisions.	1999

Vote Required. The five nominees who receive the most votes of the preferred stockholders and the two nominees who receive the most votes of the common stockholders will be elected directors.

STATEMENT ON CORPORATE GOVERNANCE

Board Operations and Meetings

The Board of Directors held eight meetings during 2002, and all directors attended at least 75% of the Board meetings and relevant committee meetings.

Committee Structure

Although the full Board of Directors considers all major decisions, the Board has established two standing committees to more fully address certain areas of importance. The Board does not have a standing nominating committee. The two committees, each comprised only of non-employee directors, are:

•	Audit Committee: The Audit Committee provides advice and assistance to the Board on accounting and financial reporting practices. The Audit Committee selects the independent public accounting firm that serves as our auditors and monitors the work of our internal auditors, including the scope of their audit work and their findings. The Audit Committee reviews the public accounting firm’s independence and assists with the review of the financial statements and our internal controls. The Board of Directors has approved a written charter for the Audit Committee which was filed with the 2001 Proxy Statement. During 2002, the Audit Committee consisted of Messrs. Castaing, Clark and Paulsen. All members of the Audit Committee are independent under the listing standards of The Nasdaq Stock Market. The Audit Committee held five meetings in 2002.

•	Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation arrangements of our executive officers and administers the Company’s 1997 Stock Incentive Plan (the “1997 Plan”) to determine awards to be made thereunder. During 2002, the Compensation Committee consisted of Messrs. Clark and Paulsen. The Compensation Committee held two meetings in 2002.

DIRECTORS’ COMPENSATION

Directors who are employees of the Company or its subsidiaries are not paid additional compensation for serving as directors. No retainer, consulting, or other fees (other than reimbursement for expenses incurred in attending Board of Directors and committee meetings) are paid to directors as consideration for their service in their capacity as directors, except for the options described below.

Pursuant to the 1997 Plan, each non-employee director is automatically granted options to purchase 10,000 shares of common stock on the first business day of each calendar year. The exercise price of these options is the fair market value of shares of the common stock on the date of the grant and the option has a term of ten years (subject to reduction under certain circumstances). During 2000, 2001 and 2002, Messrs. Oster and Clark waived their right to receive options as non-employee directors under the 1997 Plan. Also, as a non-employee director in 2000 and 2001, Mr. Marx waived his right to receive options but upon appointment as Chief Executive Officer in October 2001 he was granted options under the 1997 Plan.

EXECUTIVE COMPENSATION

Executive Officers

William J. Wills, 54, has served as Vice President of Finance since October 2002. Mr. Wills was also appointed Chief Financial Officer in January 2003. Mr. Wills joined Amerigon following a six year career as a consultant providing finance, accounting and administrative advisory services to a range of companies. From 1988 through 1995, Mr. Wills was Vice President Finance for the U.S. operations of Lignotock GmbH. Mr. Wills received his bachelor’s degree from the University of Detroit in 1972.

Sandra L. Grouf, 43, has served as Treasurer and Secretary since April 1999. Ms. Grouf served as Chief Financial Officer from November 2001 to January 2003. She joined the Company in March 1998 as Manager of General Accounting and was appointed Corporate Controller in April 1999. Previously she worked with Pro-One Manufacturing Incorporated, a custom motorcycle accessory manufacturer and supplier, from 1994 through 1997 as Corporate Controller and Treasurer.

Daniel R. Coker, 49, was appointed President and Chief Executive Officer in March 2003. See “Nominees for the Board of Directors” for Mr. Coker’s full biography.

James L. Mertes, 50, has served as Vice President of Quality and Operations since 1994. He joined the Company in December 1993 as Vice President of Quality. Immediately prior, Mr. Mertes was Director of Quality at TRW Sensor Operations, a unit of TRW Inc., for two years.

Lon E. Bell, Ph.D., 62, has served as President of BSST, our research and development subsidiary, since September 2000. See “Nominees for the Board of Directors” for Dr. Bell’s full biography.

Officers of the Company serve at the pleasure of the Board of Directors.

Executive Compensation Table

The following table sets forth compensation information for 2002, 2001 and 2000 for (1) our chief executive officer during 2002, (2) our other highly compensated executive officers whose total annual salary and bonus in 2002 was at least $100,000 and who were serving as executive officers at the end of 2002, and (3) one additional individual who was a highly compensated executive officer whose total annual salary and bonus in 2002 was at least $100,000, but who was not serving as an executive officer at the end of 2002 (“Named Executive Officers”).

Name and Principal Position	Year	Annual Compensation				Long-Term Compensation Awards Securities Underlying Options (#)
		Salary		Bonus(5)
Oscar B. Marx, III(1) Chairman and Director (Chief Executive Officer until March 2003)	2002 2001 2000		$75,000 — —		$75,000 — —	189,000 54,000 —
Lon E. Bell, Ph.D.(2) President, BSST LLC	2002 2001 2000	$ $ $	180,000 173,077 150,546	$	— — 56,609	— — —
Daniel R. Coker(3) President and Chief Executive Officer	2002 2001 2000	$ $ $	190,385 189,959 187,324	$	— — 79,800	40,000 — —
James L. Mertes Vice President of Quality and Operations	2002 2001 2000	$ $ $	151,191 140,000 136,541	$	— — 71,619	30,000 — —
Jurgen Brachetti(4) Vice President of European Operations	2002 2001 2000	$ $ $	108,931 152,801 25,195		— — —	— — 50,000

(1)	Mr. Marx served as Chief Executive Officer through March 21, 2003. As compensation for Mr. Marx’s services as Chief Executive Officer, the Company agreed to grant Mr. Marx an option under the 1997 Plan for 18,000 shares of common stock per month for each month he served as Chief Executive Officer through September 30, 2002 and an option for 9,000 shares of common stock for each month he served as Chief Executive Officer under the Company’s 1993 Stock Incentive Plan (the “1993 Plan”) from October to December 2002. These options were granted on the last business day of each month of service with an exercise price equal to the closing price of our common stock on the date of grant. In the fall of 2002, Mr. Marx was awarded a $150,000 cash payment if he served as CEO, or an acceptable successor was appointed, on March 31, 2003. $75,000 of the cash award was accrued in 2002 with the remaining $75,000 and the payment of the total award by March 31, 2003.
(2)	Dr. Bell has an option for 58,824 Class A Common Units of BSST, which vest and become exercisable for no additional consideration upon the completion of certain milestones. In addition, Dr. Bell entered into a revenue sharing agreement in September 2000 with BSST for certain intellectual property contributed to BSST by Dr. Bell. Dr. Bell has not received any payments to date pursuant to such revenue sharing agreement. See “Certain Transactions—Option to Invest in BSST, LLC”.
(3)	Mr. Coker was appointed President and Chief Executive Officer on March 21, 2003. Prior thereto, Mr. Coker served as Vice President of Sales and Marketing.
(4)	Mr. Brachetti resigned in July 2002. Options granted to Mr. Brachetti expired 90 days after his resignation.
(5)	Amounts in this column include stock bonuses issued through the 1997 Stock Incentive Plan. Of the amounts disclosed, $25,740, and $27,720 were awarded in stock to Messrs. Coker and Mertes, respectively, in 2000 and $13,260 and $14,280 were paid to them in cash to cover the estimated taxes payable with respect to such stock bonuses. An aggregate amount of $184,869 in stock (plus an additional $95,236 in cash) was awarded to other employees in 2000.

Option Grants in Last Fiscal Year

The following table sets forth stock options granted to the Named Executive Officers in 2002 under the Company’s 1997 and 1993 Stock Incentive Plans (“the Plans”).

Name	Individual Grants		Exercise or Base Price		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year				5%		10%
Oscar B. Marx, III	18,000 18,000 18,000 18,000 18,000 18,000 18,000 18,000 18,000 18,000 9,000	4.34 4.34 4.34 4.34 4.34 4.34 4.34 4.34 4.34 4.34 2.17	$ $ $ $ $ $ $ $ $ $ $	1.89 3.04 3.80 2.40 2.31 2.19 2.03 1.70 1.25 1.14 2.71	1/30/12 2/28/12 3/29/12 4/30/12 5/31/12 6/28/12 7/31/12 8/30/12 9/30/12 10/31/12 12/31/12	$ $ $ $ $ $ $ $ $ $ $	21,395 34,413 43,016 27,168 26,149 24,791 22,980 19,244 14,150 12,905 15,339	$ $ $ $ $ $ $ $ $ $ $	54,219 87,210 109,012 68,850 66,268 62,825 58,235 48,769 35,859 32,704 38,871
Lon E. Bell, Ph. D.	—	—		—	—		—		—
Daniel R. Coker	40,000	9.64		$1.48	9/10/12		$37,231		$94,350
James L. Mertes	30,000	7.23		$1.48	9/10/12		$27,923		$70,762
Jurgen Brachetti	—	—		—	—		—		—

The options granted to Mr. Marx are immediately exercisable. The options granted to Messrs. Coker and Mertes are exercisable in one-fourth cumulative annual increments beginning September 10, 2002. All of the options granted in 2002 are exercisable at the then current fair market value of the underlying common shares on the date of grant, and if, upon exercise of such options, we must pay any amount for income tax withholding, in the Compensation Committee’s discretion, either the optionee will pay such amount to us or we will appropriately reduce the number of shares of common stock we deliver to the optionee to reimburse us for such payment. The Compensation Committee may also permit the optionee to choose to have these shares withheld or to tender common shares the optionee already owns. The Compensation Committee may also make such other arrangements with respect to income tax withholding as it shall determine.

Aggregated Option Exercises and Year-End Values

None of the Named Executive Officers exercised any options during 2002. The following table sets forth information concerning the number of unexercised stock options held by the Named Executive Officers on December 31, 2002.

	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-The-Money Options at December 31, 2002
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Oscar B. Marx, III	243,000	—	$309,389	—
Lon E. Bell, Ph.D.	86,750	3,750	—	—
Daniel R. Coker	135,823	43,177	$12,994	$38,982
James L. Mertes	83,000	30,000	$9,746	$29,237
Jurgen Brachetti	—	—	—	—

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our executive compensation programs are designed to provide competitive levels of compensation in order to attract, retain and motivate qualified employees; tie individual total compensation to individual and our performance; and align the interests of executive officers with those of our shareholders. Our executive compensation consists of three components: base salary, bonus and incentive awards.

Base Salaries.    The Committee’s policy is to provide base salaries that it believes are necessary to attract and retain qualified executives. In determining its recommendations for executive officer salaries, the Committee relies to a significant extent on the knowledge of its members of salaries paid in other companies and the recommendations of the Chief Executive Officer and, in some instances, other members of senior management, although no officer makes recommendations or participates in decisions with respect to his or her own compensation. The Committee also considers the Company’s financial resources and prospects, the salaries negotiated with new officers to attract them to the Company, the salaries paid to other executives in the Company, the different positions and duties of the Company’s executives, published industry reports, and surveys of salaries reported in proxy statements. Salaries for 2002 were determined based on a subjective evaluation of the factors described above, without giving any specific priority or weighting to any of the factors, and, based on the Company’s financial resources and prospects, a negotiation with Mr. Marx to accept options instead of cash salary and a bonus.

Bonuses.    The Committee’s policy is to recommend bonuses that compensate executive officers for achieving Company goals. In addition, the Committee’s policy permits discretionary bonuses, determined near the end of the fiscal year to compensate executive officers for other performance or achievements during the fiscal year. The Committee may, in its discretion award stock bonuses under the 1997 Plan or cash bonuses to executive officers to recognize achievement of revenue and operating profit targets in our strategic plan which, for 2002, required an improvement over 2001 levels and/or other achievements. The strategic plan targets are determined near the beginning of the fiscal year and communicated to the executives. The amounts of any bonuses are subjectively determined by the Committee, based on achievement of the targets in our strategic plan, the Committee’s subjective determinations regarding the executives’ individual contribution to such achievement, the Committee’s subjective determinations regarding other contributions by executives to other achievements and our financial resources and prospects, without giving any specific priority or weighting to any of the factors. In fiscal 2002, based on our financial resources and operating losses, the Committee recommended no bonuses be paid to executive officers for 2002.

Incentive Awards.    The Committee’s policy is to award stock options to executive officers in amounts reflecting the executive’s position and ability to influence the Company’s overall performance, prior achievements and, for new executives, reflecting the amount necessary to attract them to the Company. The Committee’s policy is to grant options with fair market value exercise prices because it believes that such awards link the interests of management and shareholders by providing incentives to management to build shareholder value. The amounts of grants are determined based on the Committee’s subjective judgment after reviewing the executive’s position with the Company, prior achievements, other compensation paid to the executive, the number of securities remaining available for grant under the Company’s plans, the options previously granted to the executive, the executive’s stock ownership, options granted to other executives, both currently and in the past, the Committee members’ knowledge of options granted at other companies, negotiations with potential new officers and management’s recommendations, without giving any specific priority or weighting to any of the factors. The Committee’s policy generally is to grant options that vest in equal amounts over four years to provide the executive with an incentive to remain with the Company, although options granted to Mr. Marx vested immediately because they were granted instead of paying him a salary and bonus. Options were granted in 2002 to executives other than Mr. Marx to recognize their accomplishments with the outsourcing of production to third party suppliers and the dramatic increase in revenues (from $6.5 million to $15.3 million) in 2002.

Internal Revenue Code Section 162(m).    Generally the Committee reserves the right to pay compensation to Company executives in amounts it deems appropriate regardless of whether such compensation is deductible for federal income tax purposes. The Committee believes providing the compensation it deems appropriate is more important to the Company than the potential loss of related compensation deductions, especially in light of the Company’s net operating loss carryforwards, its current inability to use additional compensation deductions, the non-cash nature of deductions available upon the exercise of stock options, and the current levels of its base salaries and bonuses.

Chief Executive Officer Compensation.    In light of the Company’s financial resources and prospects in October 2001, when Mr. Marx became the Company’s Chief Executive Officer, and continuing in early 2002, and to conserve cash, the Committee determined to compensate Mr. Marx with stock options instead of any cash salary or bonus, and Mr. Marx agreed to the arrangement. The Committee determined to grant Mr. Marx ten year, immediately exercisable options to purchase 18,000 shares of common stock, exercise at the fair market value of the shares on the date of grant. The Committee determined the amount and terms of the options based on its subjective judgment after reviewing Mr. Marx’s agreement to forego cash salary and bonus, his position as CEO of the Company, the number of securities remaining available for grant under the Company’s plans, options previously granted to him, his stock ownership, options granted to other executives who receive salary and are eligible for bonuses, negotiations with Mr. Marx and its subjective determination of what was necessary to retain Mr. Marx’s services as CEO, without giving any specific priority or weighting to any of the factors.

In the fall of 2002, in connection with planning for succession by a more permanent CEO and in light of the length of Mr. Marx’s tenure as Chief Executive Officer and the options already granted to him, the Committee determined to offer Mr. Marx a cash payment of $150,000 if he continued to serve as Chief Executive Officer until March 31, 2003 or an acceptable successor as CEO were engaged by March 31, 2003, and Mr. Marx agreed to a reduction in his monthly option grants to 9,000 shares effective in October 2002. The change in the number of options granted to Mr. Marx was based on the Committee’s subjective judgment after reviewing the same factors described above in connection with the 18,000 shares a month grant determination, and consideration of the additional cash bonus offered to Mr. Marx and the options already granted to him.

John W. Clark

James J. Paulsen

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement, in whole or in part, the foregoing report of the Compensation Committee shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2002, John W. Clark and James J. Paulsen comprised the Compensation Committee. No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

CERTAIN TRANSACTIONS

Private Placement, Bridge Loan and Line of Credit

On February 25, 2002, we completed the sale of 4,333,368 shares of our common stock and warrants to purchase 2,166,684 shares of our common stock in a private placement to the Special Situations funds and the MicroCapital funds, resulting in gross proceeds of $6,500,052. As a result of the private placement, both fund groups beneficially own more than 5% of our common stock. Concurrently with our private placement, we exchanged $2,580,903 in principal on a bridge loan and accrued interest owed to Big Beaver Investments LLC (“Big Beaver”), one of the Company’s principal shareholders whose managing member is TMW Enterprises (Mr. Marx is the former President and Chief Executive Officer of TMW Enterprises; Mr. Oster is the Chief Financial Officer of TMW Enterprises; and Messrs. Marx and Oster are the directors selected by Big Beaver for election by the holders of preferred stock) for 1,720,602 shares of common stock and warrants to purchase 860,301 shares of common stock. The warrants issued have an exercise price of $2.00 per share and expire on February 25, 2007.

In September 2002, we obtained a loan from Big Beaver in the amount of $1,000,000 with an interest rate of 12% while we negotiated the asset-based revolving line of credit with Comerica Bank. The loan was paid in full on November 15, 2002 in the amount of $1,080,000, representing principal and accrued interest, using the proceeds of such asset-based revolving line of credit.

Outsourcing of Production

In January 2002, we began outsourcing production of product for our North American customers to Millennium Plastics Technologies, LLC in Chihuahua, Mexico. Millenium Plastics is controlled by TMW Enterprises, the managing member of Big Beaver Investments LLC (one of our major shareholders). Amounts paid in 2002 to Millennium Plastics were $595,000.

Option to Invest in BSST, LLC

In September 2000, we entered into an option agreement with BSST, LLC, a Delaware limited liability company. BSST was founded by Dr. Lon E. Bell, the founder and a director of the Company, to develop new applications for thermoelectric devices. In December 2000, Dr. Bell resigned his position as Chief Technology Officer of the Company in order to devote his attention full-time to BSST. Under the option agreement, we had the right to purchase 2,000 Series A Preferred Units of BSST, which would represent a 90% interest, for $2,000,000. We exercised the option in May 2001 and were permitted to pay the exercise price over a period of time with no interest charged. At January 1, 2002, $631,000 was the remaining balance of the exercise price of the option. The final installment of the exercise price was paid in full during 2002. Amerigon has, as a majority owner of BSST, certain funding obligations to BSST of up to $500,000 per year.

In May 2001, Dr. Bell entered into an employment agreement with BSST which calls for a base salary of $180,000 per year and an option for 58,824 Class A Common Units of BSST, which vest and become exercisable at no cost upon the achievement of certain milestones. In addition, Dr. Bell has entered into a revenue sharing agreement with BSST for certain intellectual property contributed to BSST by Dr. Bell. Under BSST’s limited liability company agreement, Dr. Bell has been granted certain anti-dilution and pre-emptive rights with respect to his option to purchase an equity interests in BSST.

Lease of Irwindale Facility

We lease our current facility in Irwindale, California from Dillingham Partners, a partnership that Dr. Bell is a majority owner. The lease agreement expires on February 28, 2006, and requires us to pay $12,100 per month.

PERFORMANCE GRAPH

The graph below compares the performance of the common stock to that of the Nasdaq Composite Index, Auto Parts Industry Index and the Nasdaq-100 Index for the period commencing December 31, 1997 and ending December 31, 2002. The indexes assume $100 invested (on a dividend reinvestment basis) in each of Amerigon’s common stock and each index on December 31, 1997. The total shareholder returns depicted in the graph are not necessarily indicative of future performance. The Nasdaq-100 Index was used in lieu of an industry index in prior years filings and has been replaced by the Auto Parts Industry Index because we wanted to present an index relating to our line of business.

	Cumulative Total Return (as of December 31)
	1997	1998	1999	2000	2001	2002
Amerigon	100.00	13.75	24.00	16.00	8.55	21.68
Nasdaq Composite Index	100.00	141.04	248.76	156.35	124.64	86.94
Auto Parts Index	100.00	102.4	86.44	69.54	87.76	78.26
Nasdaq-100 Index	100.00	185.3	374.23	235.51	159.16	99.69

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement, in whole or in part, this Performance Graph section shall not be incorporated by reference into any such filings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth certain information regarding the beneficial ownership of the common stock and Series A preferred stock as of the record date by (1) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock or preferred stock; (2) each director and/or nominee for director; (3) each of the Named Executive Officers; and (4) all executive officers and directors as a group. Beneficial ownership includes any shares which a person has the right to acquire within 60 days after the record date. Except as otherwise noted, each person has sole voting power and investment power with respect to all shares of capital stock listed as owned by such person.

Name and Address of Beneficial Owner(1)	Common Stock: Amount Beneficially Owned and Nature of Beneficial Ownership	Percent of Class(2)	Series A Preferred: Amount Beneficially Owned and Nature of Beneficial Ownership		Percent of Class
Big Beaver Investments LLC(3)	5,843,496	39.6%	4,500	(19)	50.0%(20)
Westar Capital II, LLC(4)	2,936,506	21.7%	4,500	(19)	50.0%(20)
Special Situations Fund III, L.P.(5)(21)	3,033,950	25.9%	0		*
Special Situations Private Equity Fund, L.P.(6)(21)	1,524,050	13.6%	0		*
Special Situations Cayman Fund, L.P.(7)(21)	922,950	8.3%	0		*
Special Situations Technology Fund, L.P.(8)(21)	442,500	4.1%	0		*
Special Situations Funds as a group(21)	5,923,450	47.0%	0		*
MicroCapital Fund LP(9)(22)	716,602	6.5%	0		*
MicroCapital Fund Ltd.(10)(22)	516,700	4.7%	0		*
Price Trust UTA(11)(22)	98,000	*	0		*
MicroCapital Funds as a group(22)	1,331,302	12.0%
Lon E. Bell, Ph.D.(12)	260,485	2.4%	0		*
Oscar B. Marx, III(13)	270,000	2.6%	0		*
Daniel R. Coker(14)	150,914	1.4%	0		*
James L. Mertes(15)	96,385	*	0		*
James J. Paulsen(13)	40,500	*	0		*
Francois Castaing(13)	26,000	*	0		*
John W. Clark(17)	14,400	*	0		*
Paul Oster(16)	12,000	*	0		*
Jurgen Brachetti(23)	0	—	0		—
All executive officers and directors as a group (10 persons)(18)	890,186	7.8%	0		*

*	Holdings represent less than 1% of shares outstanding.

NOTES TO STOCK OWNERSHIP TABLE:

(1)	Unless otherwise indicated, the address for all shareholders listed is c/o Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, MI 48126-2716.
(2)	Includes as outstanding shares for purpose of this calculation the number of shares of common stock outstanding as of the record date plus, in the case of a particular holder, shares of common stock subject to options, warrants or other instruments exercisable for or convertible into shares of common stock within 60 days after the record date held by such holder, as specified in the note relating to such holder.
(3)	Includes 2,686,567 shares of common stock issuable upon conversion of 4,500 shares of Series A preferred stock and 1,286,327 shares of common stock issuable upon exercise of warrants held by Big Beaver Investments LLC.

(4)	Includes 2,686,567 shares of common stock issuable upon conversion of 4,500 shares of Series A preferred stock and 99,939 shares of common stock issuable upon exercise of warrants held by Westar Capital II LLC.
(5)	Includes 933,350 shares of common stock issuable upon exercise of a warrant held by Special Situations Fund III, L.P. The address for Special Situations Fund III, L.P. is 153 E. 53rd Street, New York, New York 10022.
(6)	Includes 466,650 shares of common stock issuable upon exercise of a warrant held by Special Situations Private Equity Fund, L.P. The address for Special Situations Private Equity Fund, L.P. is 153 E. 53rd Street, New York, New York 10022.
(7)	Includes 283,350 shares of common stock issuable upon exercise of a warrant held by Special Situations Cayman Fund, L.P. The address for Special Situations Cayman Fund, L.P. is c/o CIBC Bank and Trust Company (Cayman) Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman Islands, British West Indies.
(8)	Includes 150,000 shares of common stock issuable upon exercise of a warrant held by Special Situations Technology Fund, L.P. The address for Special Situations Technology Fund, L.P. is 153 E. 53rd Street, New York, New York 10022.
(9)	Includes 183,334 shares of common stock issuable upon exercise of a warrant held by MicroCapital Fund LP. The address of MicroCapital Fund LP is 410 Jessie Street, Suite 1002, San Francisco, California 94103.
(10)	Includes 150,000 shares of common stock issuable upon exercise of a warrant held by MicroCapital Fund Ltd. The address of MicroCapital Fund Ltd. is 410 Jessie Street, Suite 1002, San Francisco, California 94103.
(11)	The address for Price Trust UTA is 2400 Bridgeway, Suite 230, Sausalito, California 94965
(12)	Includes 96,750 shares of common stock issuable upon exercise of options.
(13)	All shares of common stock issuable upon exercise of options.
(14)	Includes 135,823 shares of common stock issuable upon exercise of options.
(15)	Includes 83,000 shares of common stock issuable upon exercise of options.
(16)	Includes 10,000 shares of common stock issuable upon exercise of options.
(17)	Includes 12,000 shares of common stock issuable upon exercise of options.
(18)	Includes 690,323 shares of common stock issuable upon exercise of options granted to executive officers and directors.
(19)	On the record date, the 4,500 shares of Series A Preferred Stock held by each of Big Beaver Investments LLC and Westar Capital II, LLC were convertible into 2,686,567 shares of common stock for a total of 5,373,134 shares of common stock.
(20)	On the record date, the 5,373,134 shares of common stock issuable upon conversion of all 9,000 outstanding shares of Series A Preferred Stock represented approximately 26.1% of the Company’s total potential common equity, comprised of issued and outstanding common stock and common stock issuable upon exercise of Series A Preferred Stock and outstanding warrants and options.
(21)	MGP Advisors Limited (“MGP”) is the general partner of Special Situations Fund III, L.P. AWM Investment Company, Inc. (“AWM”) is the general partner of MGP and the general partner of and investment adviser to the Special Situations Cayman Fund, L.P. SST Advisers, L.L.C. (“SSTA”) is the general partner of and investment adviser to the Special Situations Technology Fund, L.P. MG Advisers, L.L.C. (“MG”) is the general partner of and investment adviser to the Special Situations Private Equity Fund, L.P. Austin W. Marxe and David M. Greenhouse are the principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolio securities by each investment adviser on behalf of its fund.
(22)	MicroCapital LLC is the general partner and investment advisor to MicroCapital Fund LP, MicroCapital Fund Ltd. and Price Trust UTA. Ian P. Ellis is the principal owner of MicroCapital LLC and has sole responsibility for the selection, acquisition and disposition of the portfolio securities by MicroCapital LLC on behalf of its funds.
(23)	Jurgen Brachetti resigned July 2002. All options granted to Mr. Brachetti have expired.

INDEPENDENT ACCOUNTANTS

PricewaterhouseCoopers LLP served as our independent accountants for the fiscal year ended December 31, 2002 and have been selected to continue to serve in such capacity for the current year. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so choose. They will also be available to respond to appropriate questions at such time.

Report of the Audit Committee

The Audit Committee has reviewed, and discussed with management and our independent accountants, PricewaterhouseCoopers LLP, our financial statements as of December 31, 2001 and 2002 and for each of the three years in the period ended December 31, 2002. In addition, we have discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61.

The Audit Committee also has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence. We have considered whether the provision of non-audit services is compatible with maintaining the accountant’s independence. We also have discussed with management and the auditing firm such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for internal controls and the financial reporting process. PricewaterhouseCoopers LLP is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions and a review of the report of PricewaterhouseCoopers LLP with respect to the audited financial statements, and relying thereon, we have recommended to the Board of Directors the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

John W. Clark

Francois J. Castaing

James J. Paulsen

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement, in whole or in part, the foregoing report of the Audit Committee shall not be incorporated by reference into any such filings.

Fees

The following table sets forth the aggregate fees related to services performed by PricewaterhouseCoopers LLP for the year ended December 31, 2002:

Audit Fees	$166,000
All Other Fees	$18,000

Total	$184,000

Audit fees were for professional services rendered for the audit of our annual financial statements and for the reviews of financial statements included in our quarterly reports on Form 10-Q. All other fees included review of filings provided to the Securities and Exchange Commission in connection with our financing efforts in 2002.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. We believe, based solely on the written representations of our directors and officers and our review of the copies of Form 3 and Form 4 reports filed with the Securities and Exchange Commission that were furnished to us during the year ended December 31, 2002, that our directors, officers and beneficial owners of more than 10% of our common stock complied with the filing requirements of Section 16(a).

OTHER MATTERS

If any matters not referred to in this proxy statement should properly come before the Annual Meeting, the holders of your proxy will vote your shares in accordance with their judgment. We are not aware of any such matters that may be presented for action at the Annual Meeting. Your proxy may also vote your shares on matters regarding the conduct of the Annual Meeting.

Enclosed with this proxy statement is our Annual Report for the year ended December 31, 2002. The Annual Report is enclosed for the convenience of shareholders only and should not be viewed as part of the proxy solicitation material. If any person who was a beneficial owner of common stock or Series A preferred stock on the record date for the Annual Meeting desires additional copies of the Annual Report, they will be furnished without charge upon receipt of a written request. The request should identify the person making the request as a stockholder as of the record date and should be directed to the Corporate Secretary, Amerigon Incorporated, 500 Town Center Drive, Suite 200, Dearborn, MI 48126-2716.

By Order of the Board of Directors,

Oscar B. Marx, III

Chairman of the Board

PROXY FOR COMMON STOCK

AMERIGON INCORPORATED

500 TOWN CENTER DRIVE

SUITE 200

DEARBORN, MI 48126-2716

The undersigned, revoking all prior proxies, hereby appoints Sandra L. Grouf and William J. Wills as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Amerigon Incorporated held of record by the undersigned on March 28, 2003 at the annual meeting of shareholders to be held on May 22, 2003 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN THE PROPOSAL. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, IN THE DISCRETION OF SANDRA L. GROUF AND WILLIAM J. WILLS IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

☒ Please mark your votes as in this example

PROPOSAL: The election of the nominee for director specified in the Proxy Statement to the Board of Directors: Lon E. Bell, Ph.D.; Daniel R. Coker	☐ FOR All nominees listed above (except as marked to the contrary below.)

(INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space below.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND AGENTS SHOULD GIVE THEIR FULL TITLES. IF THE STOCKHOLDER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY THE AUTHORIZED OFFICER.

Signature

Signature (if jointly held)

Dated:	, 2003

PROXY FOR PREFERRED STOCK

AMERIGON INCORPORATED

500 TOWN CENTER DRIVE

SUITE 200

DEARBORN, MI 48126-2716

The undersigned, revoking all prior proxies, hereby appoints Sandra L. Grouf and William J. Wills as Proxies, each with the power to appoint his or her substitute, and hereby, authorizes them to represent and to vote, as designated below, all the shares of Preferred Stock of Amerigon Incorporated held of record by the undersigned on March 28, 2003 at the annual meeting of shareholders to be held on May 22, 2003 or any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN THE PROPOSAL. WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS THEREOF, IN THE DISCRETION OF SANDRA L. GROUF AND WILLIAM J. WILLS IN ACCORDANCE WITH THEIR BEST JUDGEMENT.

☒    Please mark your votes as in this example

PROPOSAL: The election of the nominee for the director specified in the Proxy Statement to the Board of Directors: Oscar B. Marx, III; Paul Oster; John W. Clark; Francois J. Castaing; James J. Paulsen.

☐	FOR All nominees listed above (except as marked to the contrary below.)

(INSTRUCTION: To withhold authority to vote for any nominee, write that nominee’s name in the space below.)

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS PROXY CARD. IF SHARES ARE HELD JOINTLY, EACH HOLDER SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND AGENTS SHOULD GIVE THEIR FULL TITLES. IF THE STOCKHOLDER IS A CORPORATION, SIGN IN FULL CORPORATE NAME BY THE AUTHORIZED OFFICER.

Signature

Signature (if jointly held)

Dated:	, 2003